                                                                    Exhibit 12.1

                   Spieker Properties, Inc. and Subsidiaries
           Computation of Ratio of Earnings to Combined Fixed Charges
                            and Preferred Dividends
                         (in thousands, except ratios)

                                                                                                                         Spieker
                                                                                                                         Partners
                                                                                                                        Properties
                                                                  Spieker Properties, Inc. Consolidated                  Combined
                                                 --------------------------------------------------------------------  ------------
                                                                                                         Period of      Period of
                                                                                                          November      January 1
                                                 Year Ended    Year Ended    Year Ended    Year Ended    19, 1993 to      1993 to
                                                 December 31,  December 31,  December 31,  December 31,  December 31,  December 31,
                                                     1997          1996          1995          1994          1993          1993
                                                 ------------  ------------  ------------  ------------  ------------  -----------
Earnings:
  Income from operations before disposition
    of property, minority interest and
    extraordinary items                            $110,134      $ 65,764       $30,335       $13,363       $1,699       $(15,144)
  Interest expense(1)                                62,266        37,235        46,386        44,395        4,522         47,176
  Amortization of capitalized interest                  385           266           195           183           21            154
                                                   --------      --------       -------       -------       ------       --------
  Total earnings                                   $172,785      $103,265       $76,916       $57,941       $6,242       $ 32,186
                                                   ========      ========       =======       =======       ======       ========
Fixed charges:
  Interest expense(1)                              $62,266       $37,235        $46,386       $44,395       $4,522       $ 47,176
  Capitalized interest                               6,338         3,116          1,301           468          -              265
  Series A Preferred Dividends(2)                    2,415         2,098          2,048         1,238          -              -
  Series B Preferred Dividends(3)                   10,041        10,041            586           -            -              -
  Series C Preferred Dividends(4)                    2,658           -              -             -            -              -
                                                   --------      --------       -------       -------       ------       --------
  Total fixed charges and preferred dividends      $83,718       $52,490        $50,321       $46,101       $4,522       $ 47,441
                                                   ========      ========       =======       =======       ======       ========
Ratio of earnings to fixed charges
  (excluding preferred dividends)                      2.52          2.56          1.61          1.29         1.38(4)        0.68(4)
                                                   ========      ========       =======       =======       ======       ========
Ratio of earnings to combined fixed charges
  and preferred dividends(2)(3)                        2.06          1.97          1.53          1.26
                                                   ========      ========       =======       =======
Fixed charges in excess of earnings                $    -        $    -         $   -         $   -         $  -         $ 15,255
                                                   ========      ========       =======       =======       ======       ========

Notes:
  (1) Includes amortization of debt discount and deferred financing fees.
  (2) The Company issued 1,000 shares of Series A Preferred Stock on May 13, 1994. Prior to that date there was no preferred stock outstanding.
  (3) The Company issued 4,250 shares of Series B Preferred Stock in
      December 1995.
  (4) The Company issued 6,000 shares of Series C Preferred Stock in October
      1997.
  (5) The ratio for the year ended December 31, 1993 (which combines the result of operations of Spieker Properties, Inc. and Spieker Partners Properties) is 0.74 and fixed charges in excess of earnings in $13,535.